EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-167072) Amendment No. 1 on Form S-1) and related prospectus of our report dated March 31, 2010, with respect to the consolidated balance sheets of HopFed Bancorp, Inc. and subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, included in its Annual Report (Form 10-K), and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Rayburn, Bates & Fitzgerald, P.C.

Brentwood, Tennessee

June 4, 2010